Exhibit 99.7

SanDisk Acquiring Fusion-io Fusion-io is a leading developer of PCIe-based application acceleration solutions Fusion-io complements SanDisk’s Enterprise SSD product portfolio and will benefit from SanDisk’s vertical integration The combination will create the most complete and competitive flash-accelerated Enterprise storage sub-system provider Objective to continue customer and partner engagements, product delivery and support seamlessly through the transition 1 For Internal Use

Benefits to Customers of SanDisk and Fusion-io Continued support of existing product lines and engagements One company to provide complete leadership Enterprise & datacenter flash acceleration product portfolio Leading PCIe, SAS, SATA, DDR attached SSDs Strong application acceleration software portfolio Expanded industry ecosystem engagement with more scale to broaden adoption of Flash Improved financial strength and continuity of supply 2 For Internal Use

Key Information Transaction expected to close in calendar Q314 Until transaction is complete, companies remain separate and operate “business as usual” For Fusion-io related matters, continue working with Fusion-io Sales and Support teams For SanDisk related matters, continue working with SanDisk Sales and Support teams Expect further updates upon close 3 For Internal Use